EXHIBIT 21

SUBSIDIARIES OF SANTA FE FINANCIAL CORPORATION

1.  Portsmouth Square, Inc. (68.8%-owned) Incorporated on July 6, 1967 in California.

2.  Intergroup Woodland Village, Inc. (55.4%-owned) Incorporated on August 5, 1993 in Ohio.

3.  614 Acanto Properties, Inc. (100%-owned) Incorporated on November 7, 2001in California.